EMPLOYMENT AGREEMENT

This is an Employment Agreement dated as of April 25, 2011, by and between Florida Gaming Centers, Inc., a Florida corporation ("Company"), and Daniel J. Licciardi ("Executive").

Recitals

A.          Company, directly and through affiliated entities, is principally engaged in the business of pari-mutuel gaming activities and related business operations (the “Business”).

B.           Executive is an individual who possesses qualifications and experience in various management and leadership areas associated with the Business.

C.          Executive has been employed by Company as Vice President and General Manager for a significant number of years, and the services of Executive, his managerial and leadership experience, and his knowledge of the affairs of Company, and its policies, methods, personnel and plans for the future, are of great value to Company.

D.          Company’s Board of Directors recognizes that Executive’s contribution to the success of Company has been substantial and wishes to induce Executive to continue his employment with Company as the Company’s new Vice President and Chief Operating Officer.

E.           Company considers the establishment and maintenance of sound and vital management to be essential to protecting and enhancing the best interests of Company, its shareholders and its employees.

F.           Company wishes to provide security in connection with the succession in Company’s management.

G.           For the reasons outlined in the Recitals above, Company desires to continue to employ Executive to perform services on behalf of Company as an employee, and Executive is willing to continue such employment with Company, each upon the terms and conditions contained in this Agreement.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.           Employment.   Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with Company, each upon the terms and conditions set forth in this Agreement.

2.           Term of Employment.  Subject to termination in accordance with paragraph 6 below, Executive’s term of employment pursuant to this Agreement shall commence as of  April 25, 2011, and shall end at the close of business December 31, 2016 (the “Initial Term”); provided, however, that such term shall be automatically extended for successive 12-month periods thereafter, unless either party gives written notice to the other party within 30 days prior to expiration of the Initial Term or any renewal period of that party’s desire to terminate this Agreement as of the end of the applicable period.  The Initial Term and any applicable renewal period(s) shall be referred to as the “Employment Term”).

3.           Duties.

(a)           Executive shall be employed as Vice President and Chief Operating Officer, and shall faithfully and competently perform his duties and responsibilities commensurate with such positions, as the Company’s President and Chief Executive Officer and the Company’s Board of Directors may from time to time prescribe.

(b)           Except as may otherwise be approved in advance by the Board of Directors, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive shall devote his full working time throughout the Employment Term to the services required of his under this Agreement, and Executive shall render his services exclusively to Company during the Employment Term; provided, however, Executive shall be permitted to serve on one or more charitable board of directors.  Executive agrees to perform his duties hereunder to the best of his ability and at a level of competency consistent with the positions occupied, to act on all matters in a manner he reasonably believes to be in and not opposed to the best interests of Company, and to use his best efforts, skill and ability to promote the profitable growth of Company.  Executive shall not, without the prior consent of the Board of Directors, engage in any other business activities, whether or not such business activity is pursued for profit or for other purposes.  Executive may invest his assets in any manner he deems appropriate; provided, however, that such investment activities do not interfere with the performance of his duties hereunder.

4.           Compensation.

(a)           As compensation for the performance by Executive of his services during the Employment Term, Company shall pay Executive a salary at the annual rate of $225,000 (“Base Salary”).  Base Salary shall be paid in regular intervals in accordance with Company's payroll practices. On January 1, 2013 and on each January 1 thereafter during the Term, the Base Salary shall increase by 5%.

(b)           At the discretion of the Company’s Board of Directors, during each year of the Term beginning with calendar year 2012, Executive shall be entitled to receive a lump sum award of bonus compensation, in cash, in an amount not to exceed 50% of Executive’s Base Salary for the year, provided that (i) Executive is employed by the Company on the last day of the calendar year (ii) Executive is employed by the Company on the date on which the bonus for the calendar year is paid (which shall in no event be later than March 15 of the year following the year with respect to which the bonus is awarded), and (iii) the Company satisfied, with respect to the year to which the bonus is awarded, each of its covenants set forth in the Credit Agreement dated April 25, 2011 among the Company, ABC Funding, LLC, and certain other parties.

(c)           Payment of Base Salary and any other compensation shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under Company's employee benefit plans.

5.           Benefits.  During the Employment Term, Executive shall:

(a)           be eligible to participate in Company’s 401k plan in accordance with the provisions of such plan, as the same may be in effect on and after the date of this Agreement;

(b)           be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date of this Agreement;

(c)           be entitled to four weeks of paid vacation per year, commencing with calendar year 2012 and three weeks of paid vacation during the period April 25, 2011 through December 31, 2011;

(d)           be entitled to short and long term disability insurance in accordance with Company’s disability insurance policies, as the same may be in effect on and after the date of this Agreement.  In addition, if Executive becomes unable to perform his duties because of a disability, Executive shall be entitled to his full Base Salary during the first 180 days of disability, subject to Company’s right to terminate Executive pursuant to paragraph 6(a)(iii);

(e)           be entitled to reimbursement for all reasonable ordinary and necessary itemized out-of-pocket business expenses, including travel, incurred by Executive in the performance of his duties in accordance with Company's policies in effect on or after the date of this Agreement, and subject to Executive promptly providing the Chief Financial Officer with documentation of such expenses;

(f)            be entitled to participate in all other employee benefit plans and programs available to Company’s executive employees, subject to the terms applicable to eligibility and participation in such benefits on or after the date of this Agreement.  Company reserves the right to alter, modify, amend or terminate any benefit plans and programs at any time at its sole discretion; and

(g)           be entitled to reimbursement for professional fees and dues associated with Executive’s membership in any business organization which is consistent with Company’s annual budget and approved by the Board of Directors.

6.           Termination.

(a)           The Executive's employment hereunder shall be immediately terminated upon the occurrence of any of the following:

(i)           death of Executive;

(ii)          termination of Executive's employment by the Board of Directors at any time for any reason whatsoever (including, without limitation, resignation or retirement), except if Executive resigns for Good Reason (as defined below), such resignation shall be treated as if Company terminated Executive’s employment pursuant to paragraph 6(a)(v);

(iii)         termination of Executive's employment by Company because of Executive's inability to perform his duties on account of Permanent Disability;

(iv)         termination of Executive's employment by Company at any time for Cause (as defined below), upon the giving of written notice by Company of termination; and

(v)          termination of Executive's employment by Company at any time, other than termination by reason of Permanent Disability as contemplated by paragraph 6(a)(iii) or termination by Company for Cause as contemplated by paragraph 6(a)(iv).

(b)           In the event that Executive's employment is terminated by Company pursuant to paragraphs 6(a)(i), (ii), (iii) or (iv) at any time, then Company shall pay to Executive his Base Salary through the date of termination.

(c)           In the event that Executive's employment is terminated by Company pursuant to paragraph 6(a)(v) at any time, then Company shall pay to Executive his Base Salary through the date of termination and, in addition, as liquidated damages, six month’s Base Salary.

(d)           "Good Reason" shall mean:

(i)           the failure of Company, within 10 days of written notice by Executive to the Board of Directors, to make any payment due to Executive under this Agreement;

(ii)          any material failure (other than a failure to make payments) by Company to comply with any of the provisions of this Agreement, which change or failure, as the case may be, continues unremedied for 30 days after Executive has given the Board of Directors written notice of such change or failure, which notice specifies in detail the change or failure, as the case may be;

(iii)         without Executive’s express written consent, the assignment to Executive of any duties inconsistent with his position, duties, responsibilities and status with Company at the date of a Change in Control; a change in Executive’s reporting responsibilities, title or office; or any removal of Executive from or any failure to re-elect Executive to any of such positions after the date of a Change in Control, except in connection with Executive’s own  resignation or Executive’s termination of employment for Cause, or as a result of death or Permanent Disability; or

(iv)         a reduction in Executive’s Base Salary as in effect on the date of a Change in Control or as the same may have been increased thereafter.

(e)           A “Change in Control” of Company shall mean a change of control of Company which is of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated in the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, such a change of control shall be deemed to have occurred if (A) any “person”(as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Company representing 51% or more of the combined voting power of Company’s then outstanding securities.

(f)            The following actions, failures or events by or affecting Executive shall constitute "Cause" for termination within the meaning of paragraph 6(a)(iv): (1) Executive's failure to perform his duties under this Agreement in any material respect after having received written notice from the Board of Directors specifying such failure in reasonable detail; (2) failure by Executive to obey the reasonable and lawful directions of the Board of Directors; (3) Executive's willful breach of any material agreement or covenant of this Agreement; (4) failure to perform in accordance with the specific directives or policies of the Board of Directors; (5) material violation of Company policies; or (6) engaging in theft, fraud, indictment for or conviction of a felony, or willful misconduct which seriously impairs or can reasonably be expected to seriously impair Company’s ability to conduct its ordinary business in the usual manner; the revocation; or breach of any covenant, provision, term or undertaking set forth in this Agreement.

(g)           “Permanent Disability” means the onset of a physical or mental disability which prevents Executive from performing the essential functions of Executive’s job, with any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990.

7.           Confidentiality.  Executive hereby covenants, agrees and acknowledges as follows:

(a)           Executive's employment hereunder creates a relationship of confidence and trust between Executive and Company with respect to certain information pertaining to the business of Company and its Affiliates (as defined below) or pertaining to the business of any client or customer of, or supplier to, Company or its Affiliates which may be made known to Executive by Company or any of its Affiliates or by any client or customer of, or supplier to, Company or any of its Affiliates or learned by Executive during the period of his employment by Company.

(b)           Company and its Affiliates possess and will continue to possess information that has been created, discovered or developed by, or otherwise become known to them (including, without limitation, information created, discovered or developed by, or made known to, Executive during the period of his employment or arising out of his employment) or in which property rights have been or may be assigned or otherwise conveyed to Company, which information has commercial value in the business in which Company or its Affiliates are engaged and is treated by Company or its Affiliates as confidential.

(c)           Executive agrees that he (i) will not without the prior written consent of the Board of Directors use for his benefit or disclose at any time during his employment by Company or thereafter, except to the extent required by the performance by his of his duties as an employee of Company, any Confidential Information obtained or developed by his while in the employ of Company, or (ii) upon leaving the employ of Company, return any document or paper relating to any Confidential Information or any physical property of Company or any of its Affiliates.  For purposes of this paragraph 7, "Confidential Information" shall include information with respect to any actual or potential customers, clients, suppliers, products, services, employees, financial affairs, technologies, applications, patents, patent application processes, or methods of marketing, service or procurement of Company or any of its Affiliates that an objective person would regard as confidential, or any confidential matter regarding the business of Company or any of its Affiliates, except information that (A) becomes generally available to the public, other than as a result of a disclosure by Executive, (B) was available to the public on a non-confidential basis prior to its disclosure to Executive, or (C) becomes available to Executive on a non-confidential basis from a source other than Company or its employees or representatives that is entitled to disclose it on a non-confidential basis as a matter of right without restriction on disclosure.

(d)           Upon the written request of Executive, Company will provide, from time to time, written notice stating whether or not it considers any particular item of information to be Confidential Information.  In any event, Executive agrees to contact Company prior to any disclosure of any information acquired during the term of his employment by Company, to determine whether Company considers the information subject to the continuing obligations hereunder.

(e)           The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this paragraph 7 would be inadequate and, therefore, agrees that Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

(f)           Without limiting the generality of paragraph 11 below, Executive hereby expressly agrees that the foregoing provisions of this paragraph 7 shall be binding upon Executive's heirs, successors and legal representatives.

(g)           For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any entity which (i) directly or indirectly, controls Company, (ii) is controlled, directly or indirectly, by Company or (iii) is under common control, directly or indirectly, with Company.

8.           Non-Assignability.

(a)           Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the prior written consent of Company; provided, however, that nothing in this paragraph 8(a) shall preclude Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

(b)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

9.           Restrictive Covenants.

(a)           During the term of Executive's employment hereunder and for a two year period following the termination of Executive's employment hereunder for any reason whatsoever, Executive shall not, without the prior written consent of the Board of Directors, (i) perform services for, have an investment in, or otherwise become associated with, any person, company or entity that engaged in the Business of Company or its Affiliates, in those geographic markets where Company or its Affiliates engage in such Business activities ("Competitor") or (ii) encourage or solicit any Company employee to leave Company’s employment or otherwise become affiliated with Executive or any business affiliated with Executive.  Executive further agrees not to directly urge any customer, supplier, or person or entity that Executive knew (during the time of her employment with Company) was a potential client of Company, to discontinue doing business with Company.  This paragraph 9(a) shall not apply to the period after termination of employment if such termination occurs, or is deemed to occur, pursuant to paragraph 6(a)(v).

(b)           In connection with the foregoing provisions of this paragraph 9, Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood.  Executive further agrees that the limitations set forth in this paragraph 9 (including, without limitation, any time limitations) are reasonable and properly required for the adequate protection of the businesses of Company and its Affiliates.  It is understood and agreed that the covenants made by Executive in this paragraph 9 (and in paragraphs 7 and 8 hereof) shall survive the expiration or termination of this Agreement.  Nothing in this paragraph 9 shall prohibit Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any business.

(c)           Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this paragraph 9 would be inadequate and, therefore, agrees that Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

10.         Binding Effect.  Without limiting or diminishing the effect of  paragraph 8 above, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

11.         Notices.  Any notice or consent required or permitted hereunder shall be deemed to have been given when hand-delivered or mailed by registered mail, postage prepaid and return-receipt requested, to the intended recipient at the following address (or at such other address as either party may notify the other):

(a)	If to Company:

Florida Gaming Centers, Inc.

3500 NW 37th Avenue
Miami, FL  33142

(b)	If to Executive:

Daniel J. Licciardi

3500 NW 37th Avenue
Miami, FL  33142

12.         Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law provisions.

13.         Severability.   Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of paragraphs 7 or 9 of this Agreement is void or constitutes an unreasonable restriction against Executive, the provisions of such paragraphs shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.  If any part of this Agreement other than paragraphs 7 or 9 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

14.         Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

15.         Entire Agreement; Modifications.  This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

16.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

FLORIDA GAMING CENTERS, INC.

By	/s/ William B. Collett, Jr.
Title:	CEO

EXECUTIVE:

/s/ Daniel J. Licciardi
Daniel J. Licciardi